UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                October 29, 2003
                                -----------------
                Date of Report (Date of earliest event reported)



                              OPTIONS TALENT GROUP
             (Formerly Trans Continental Entertainment Group, Inc.)
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



       NEVADA                       0-22382                     56-1051491
 -------------------            ----------------            -------------------
   (State or other              (Commission File              (IRS Employer
   jurisdiction of                  Number)                 Identification No.)
    incorporation)



                 1701 PARK CENTER DRIVE, ORLANDO, FL       32835
               ----------------------------------------  ----------
               (Address of principal executive offices)  (Zip Code)


                                 (407) 253-5000
                                -----------------
              (Registrant's telephone number, including area code)


                   Trans Continental Entertainment Group, Inc.
                   -------------------------------------------
          (Former name or former address if changed since last report)

ITEM 2.  Acquisition or Disposition of Assets.

         On October 9, 2003, two individual shareholders, officers and directors of Options Talent Group, a Nevada corporation (hereafter the "Registrant"), notified the Registrant of their intent to pursue legal action to rescind the previously reported reverse merger between the Registrant and Trans Continental Classics, Inc. (hereafter "TCC") of September 5, 2002 (hereafter the TCC Merger) pursuant to which such shareholders (hereafter the "Shareholders"), in the aggregate, had acquired 51% of the Registrant's voting common stock. Further, the Shareholders notified the Registrant of their intent to terminate the Trademark Sublicense Agreement dated September 5, 2002 between the Registrant and TCC pursuant to which the Registrant and its subsidiaries acquired a license to use the Trans Continental name. Additionally, the Shareholders demanded that the Registrant and its subsidiaries immediately cease and desist from using certain trademarks, including the Trans Continental name. Finally, the Shareholders notified the Registrant of their intent to terminate their employment agreements with the Registrant and of their intent and the intent of a third director to resign as directors of the Registrant. In light of the Registrant's precarious financial conditions (see ITEM 3 below), the Registrant determined it to be in the best interest of its constituents to try to resolve the matters with the Shareholders, and the third director, out of court.

         After several rounds of negotiations, on October 29, 2003, the Registrants and the Shareholders reached an agreement to rescind the TCC Merger. Additionally, Options Talent, Inc. (formerly Trans Continental Talent, Inc.), a Delaware corporation (hereafter "OTI") agreed to sell certain assets to Fashion Rock, LLC., a Florida limited liability company in which Mr. Louis Pearlman is the manager and beneficial owner (hereafter "FRLLC"), in exchange for cash and the assumption of certain obligations (for an aggregate purchase price of $4,662,500). The assets sold principally consist of OTI's web-based database, trade accounts receivable in connection with an upcoming talent convention, certain computer software, certain computer, telephone and other office equipment, and certain furniture and fixtures previously used in OTI's principal business. The obligations assumed include secured bank debt of approximately $2,000,000, obligations to the winners of previous talent competitions held by OTI, certain obligations in connection with an upcoming talent convention, certain OTI's obligations for unpaid wages from October 25, 2003 to October 29, 2003, inclusive, and obligations under certain equipment leases. In addition, FRLLC agreed to offer employment to approximately 145 of OTI's employees, to continue to support the web-based database and to conduct an upcoming talent convention for the benefit of OTI's customers at the time of the sale.

ITEM 3.  Bankruptcy or Receivership.

         On October 31, 2003, Options Talent Group, a Nevada corporation (the Registrant), and its two principal subsidiaries filed voluntary petitions, in the United States Bankruptcy Court for the District of Nevada, for protection under Chapter 7 of the United States Bankruptcy Act, as amended (hereafter the "Petitions"). Prior to the Petitions, OTI, the Registrant's wholly-owned subsidiary, had experienced a decline in monthly enrollment sales in excess of

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

50% during the fourth quarter of fiscal 2003 and an additional 25% decline in the first quarter of fiscal 2004. Such decline was deemed to be other than temporary. Furthermore, both of the Registrant's wholly owned subsidiaries:
Options Sports Group, a Nevada corporation, and OTI, had failed to achieve profitability and positive cash flows since their respective inceptions. In order to minimize the impact of these factors in the Registrant's operations, in July 2003 the Registrant and its subsidiaries implemented a number of cost reduction initiatives including: a reduction in employee headcount in excess of 60% and the discontinuation of efforts to expand their operations. During this time the Registrant was unsuccessful in its attempts to secure outside financing to fund its losses. Additionally, the Registrant and its subsidiaries and certain former corporate consultants terminated the agreements pursuant to which such corporate consultants provided certain management services to the Registrant and its subsidiaries.

         Despite their arduous efforts, the Registrant and its subsidiaries were unable to resolve the matters discussed above and to achieve sustained earnings and positive cash flows. At July 31, 2003, the Registrant had an accumulated deficit of approximately $8 million and a stockholders' equity deficit of approximately $7 million. As a result, the Registrant and its subsidiaries' credit ratings have deteriorated significantly and the Registrant and its subsidiaries are unable to secure the commercial credit necessary to conduct business. Accordingly, the Registrant and its subsidiaries are unable to satisfy their obligations in the ordinary course of business.




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
                                   SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             OPTIONS TALENT GROUP
                                ------------------------------------------------
                                                 (Registrant)





Date:  November 5, 2003                   By: /s/ Mark Tolner
                                              ----------------------------------
                                              Mark Tolner
                                              President, Treasurer and Secretary




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